Exhibit 99.1
Important Notice of Blackout Period to Trustees and Executive Officers of Investors Real Estate Trust and IRET Properties

September 17, 2012

Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in our common shares due to a blackout of the IRET Properties 401(k) Plan (the "401(k) plan") that lasts for a period of more than three consecutive business days. A 401(k) plan blackout is necessary due to a change in the 401(k) plan service provider and trustee. The transition to the new service provider will begin on October 22, 2012 and is expected to continue through November 30, 2012 (the "Blackout Period"). During the Blackout Period, 401(k) plan participants will be unable to make contribution rate and future investment changes, investment election changes and withdrawals/distributions under the 401(k) plan, including with respect to Investors Real Estate Trust common shares.

Federal securities laws provide that, during the Blackout Period, all trustees and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring any of our common shares or any derivatives of our common shares, regardless of whether the trustee or executive officer participates in the 401(k) plan. As a trustee or executive officer, these prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose share ownership may be attributed to you. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming whether an exception is available.

Although a portion of the Blackout Period falls during a period in which your trading will already be restricted under our trading window policy, we are required to provide you with this notice in order to comply with federal securities laws.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have questions regarding the Blackout Period, including when it has started or ended, please contact the Company's Associate General Counsel, Karin Wentz, by telephone at (952) 401-6600 or by mail at Investors Real Estate Trust, 1400 31st Avenue SW, Suite 60, PO Box 1988, Minot, North Dakota, 58701.